UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

MDI, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9463	75-2626358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

835 Proton Rd.

San Antonio, TX 78258

(Address of principal executive offices)

Copies to:

Carmelo M. Gordian

Andrews Kurth LLP

111 Congress Avenue,

Suite 1700,

Austin, TX 78701

Fax: 512-320-9292

(210) 854-4149

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sub-Section (a). Departure of Director. On Monday, October 19, 2009, Brett Saevitzon resigned as a director of the Company. Prior to his resignation, Mr. Saevitzon did not hold any position on any executive committee of the Company or committee of the board of directors. There were no material disagreements between Mr. Saevitzon and the Company of any kind.

Pursuant to disclosure requirements on Form 8-K, the Company provided Mr. Saevitzon with a copy of the disclosures it is making in response to this Item 5.02(a) by U.S. Mail on October 20, 2009, directing him to provide the Company with a letter stating whether he agrees or disagrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree. Should Mr. Saevitzon provide the Company with a response to this filing, the Company will file same with the Commission within two days after its receipt of said correspondence.

Sub-Section (c). Election of Director. On October 19, 2009, the issuer announced the appointment of Saud O. Almana to the Board Directors.

Saud O. Almana, age 43, has served as the Vice Chairman of the Almana Group, a Qatar conglomerate with 43,000 employees, 17 business units and a significant position in the oil, gas and construction sectors, since 2008. Prior to his role as Vice Chairman, he was an executive director of the Almana Group since his graduation from college in 1989. Mr. Almana maintains a balanced leadership strategy, providing general market guidance, structural input and financial oversight, leaving corporate operations in the hands of his trusted global management team. This focused management approach affords him the time required to sit on numerous Qatari boards, including that of the national stock exchange. Mr. Almana received a degree in Engineering from American University in 1989.

Item 8.01.

Other Events.

On October 20, 2009, MDI issued a press release announcing the matters discussed in this Current Report. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Exhibits and Financial Statements.

Exhibit 99.1    Press Release dated October 20, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDI, INC.

Dated: October 20, 2009	By:	/s/ Swaraj Bontula
Swaraj Bontula
Chief Executive Officer

EXHIBIT INDEX

Exhibit 99.1    Press Release dated September 20, 2009